Exhibit 99.1

Press Release

Weatherford Announces Success of Consent Solicitations Relating to Senior Notes

GENEVA, SWITZERLAND, August 13, 2012—Weatherford International Ltd. (NYSE and SIX: WFT) today announced the success of its previously announced solicitation of consents from holders of senior notes issued by Weatherford’s subsidiaries and guaranteed by Weatherford. The consents were solicited to allow Weatherford to extend the due date under its indentures for providing its Form 10-Q filings for the second and third fiscal quarters of 2012 to no later than March 31, 2013. Weatherford offered noteholders who consented to the extension a cash payment of $2.50 for each $1,000 in principal amount of the outstanding notes and received sufficient consents to apply this extension to all series of its outstanding publicly traded senior notes.

About Weatherford

Weatherford is a Swiss-based, multi-national oilfield service company. It is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs over 60,000 people worldwide.

# # #

Contacts:	John H. Briscoe	+1.713.836.4610
Senior Vice President and Chief Financial Officer

	Karen David-Green	+1.713.836.7430
Vice President – Investor Relations